Exhibit 10.2

EXECUTION COPY

EXECUTIVE TERMINATION PAY AGREEMENT
JILL SOLTAU
This Executive Termination Pay Agreement (the “Agreement”), dated as of September 29, 2018 is between J. C. Penney Corporation, Inc. (“Corporation”) and Jill Soltau, its Chief Executive Officer effective October 15, 2018, a member of the Corporation’s executive team (the “Executive”). For the avoidance of doubt, this Agreement shall be of no force and effect prior to commencement of Executive’s employment with the Corporation.
WHEREAS, in order to achieve its long-term objectives, the Corporation recognizes that it is essential to attract and retain superior executives;
WHEREAS, in order to induce the Executive to serve in the Executive’s position with the Corporation, the Corporation desires to provide the Executive with the right to receive certain benefits in the event the Executive experiences an Involuntary Separation from Service without Cause or Voluntary Separation from Service for Good Reason, as defined in this Agreement, on the terms and subject to the conditions hereinafter set forth; and
WHEREAS, in return for receiving the benefits provided for in this Agreement in connection with the Executive’s Involuntary Separation from Service without Cause or Voluntary Separation from Service for Good Reason, the Executive agrees to be bound by certain restrictive covenants, as described in Section 3 of this Agreement, in connection with the Executive’s Voluntary Separation from Service or Involuntary Separation from Service without Cause.
NOW, THEREFORE, in consideration of the promises and of the mutual covenants herein contained, it is agreed as follows:

1.	Termination Payments and Benefits.

1.1
Death or Permanent Disability. In the event of a Separation from Service due to death, or in the event of a Separation from Service within 30 days following a determination of Permanent Disability (as defined in Section 2 of this Agreement) of the Executive, then as soon as practicable or within the period required by law, but in no event later than 30 days after Separation from Service, the Corporation shall pay:

(a)	the Compensation Payments; and

(b)	the Prorated Bonus.

The payment of any death benefits or disability benefits under any employee benefit or compensation plan that is maintained by the Corporation for the Executive’s benefit shall be governed by the terms of such plan in effect at the time of death or permanent disability. Upon the

Executive’s Separation from Service due to death or a determination of Permanent Disability, the Executive shall, with respect to any equity award that constitutes an Inducement Award, immediately vest in such Inducement Award.

1.2	Involuntary Separation from Service for Cause; Voluntary Separation from Service without Good Reason.
In the event of the Involuntary Separation from Service (as defined in Section 2 of this Agreement) of the Executive for Cause (as defined in Section 2 of this Agreement) or the Voluntary Separation from Service without Good Reason (as defined in Section 2 of this Agreement), (a) the Corporation shall pay the Compensation Payments to the Executive as soon as practicable or within the period required by law, and (b) with respect to a Voluntary Separation from Service without Good Reason, the Executive agrees to be bound by the terms of the Covenants and Representations contained in Section 3 of this Agreement. The Executive shall be entitled to no other compensation, except as otherwise due to the Executive under applicable law, or an applicable plan or program for which she remains eligible as of the date of such Involuntary Separation from Service for Cause or Voluntary Separation from Service without Good Reason, as applicable. The Executive shall not be entitled to the payment of any bonuses for any portion of the fiscal year in which such Involuntary Separation from Service for Cause or Voluntary Separation from Service without Good Reason, as applicable, occurs. If the Executive has accrued a bonus for all, or a portion of, the fiscal year preceding the date of such Involuntary Separation from Service for Cause or Voluntary Separation from Service without Good Reason, as applicable, that is not yet paid, the Executive shall be entitled to such payment in the same form and manner as otherwise set forth in the Management Incentive Compensation Program or other applicable plan or program for which she remains eligible as of the date of such Involuntary Separation from Service for Cause or Voluntary Separation from Service without Good Reason, as applicable.

1.3	Involuntary Separation from Service without Cause; Voluntary Separation from Service for Good Reason.

(a)
Form and Amount. In the event of the Involuntary Separation from Service of the Executive without Cause or the Voluntary Separation from Service for Good Reason, the Corporation shall pay the Compensation Payments to the Executive as soon as practicable or within the period required by law. In addition, conditioned upon receipt of the Executive’s written release of claims in such form as may be reasonably required by the Corporation (provided that such release shall not (x) provide for the release of any claims for, or right to, indemnification or advancement of expenses, (y) extend the length of any restrictive covenants beyond those to which Executive is otherwise subject or (z) release any rights to enforce the provisions of this Agreement or to vested compensation or benefits) and the expiration of any applicable period during which the Executive can rescind or revoke such release, the Corporation shall pay the Executive:

(i)	severance pay in equal installments no less frequently than monthly, during the Severance Period equal to the Executive’s monthly Base Salary;

(ii)
the Executive’s target annual incentive (at $1.00 per unit, to the extent then applicable to the plan and the then-current value of a unit) under the Corporation’s Management Incentive Compensation Program for the fiscal year in which the Executive experiences an Involuntary Separation from Service without Cause or a Voluntary Separation from Service for Good Reason, converted to a monthly amount by dividing that target annual incentive amount by 12, in equal installments, no less frequently than monthly, during the Severance Period;

(iii)
subsidized COBRA (or equivalent) payments during the Severance Period, if the Executive is eligible (or would be eligible other than due to the extension of time past 18 months) for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) under the group health plan coverage options (medical, dental, vision, etc.) under the J. C. Penney Corporation, Inc. Health and Welfare Benefit Plan

(“Health and Welfare Plan”) and the Executive elects COBRA continuation coverage under the group health plan coverage options under the Health and Welfare Plan. The amount of such subsidy shall be equal to the Corporation’s portion of the premium cost of the Executive’s group health plan coverage elections under the Health and Welfare Plan that the Corporation paid while the Executive was an active associate immediately prior to the Executive’s Involuntary Separation from Service without Cause or Voluntary Separation from Service for Good Reason;

(iv)
during the Severance Period, the Corporation’s portion of the premium cost of any life insurance to which the Corporation was contributing immediately prior to the Executive’s Involuntary Separation from Service without Cause or Voluntary Separation from Service for Good Reason no less frequently than the applicable premium is due together with a tax equalization payment so that the Executive is made whole for any federal taxes on such payment;

(v)	a lump sum equal to $25,000 to pay for outplacement services and financial counseling services;

(vi)	a lump sum equal to the Severance Bonus; and

(vii)
if the Executive has accrued a bonus for all, or a portion of, the fiscal year preceding the date of such Involuntary Separation from Service without Cause or Voluntary Separation from Service for Good Reason that is not yet paid, the Executive shall be entitled to such payment in the same form and manner as otherwise set forth in the Management Incentive Compensation Program or other applicable plan or program for which he or she remains eligible as of the date of such Involuntary Separation from Service without Cause or Voluntary Separation from Service for Good Reason.

Lump sum amounts under this Section 1.3(a) shall be paid to the Executive within 14 days of the Executive’s Involuntary Separation from Service without Cause or Voluntary Separation from Service for Good Reason, but in no event later than two and one-half months after the end of the Executive’s tax year in which the Involuntary Separation from Service without Cause or Voluntary Separation from Service for Good Reason occurs. If the applicable revocation or rescission period described in this Section 1.3(a) with respect to any waiver or release of claims begins in one taxable year and ends in a second taxable year, any payments and other rights described in this Section 1.3(a) shall not commence until the second taxable year, and in such second taxable year any payments that would have otherwise been due for any portion of the Severance Period in the first taxable year will be paid in full (the timing of such payments to be compliant with or exempt from Code Section 409A). In addition to the payments provided for herein, following an Involuntary Separation from Service without Cause or a Voluntary Separation from Service for Good Reason, the Corporation shall also provide to the Executive Accelerated Vesting as provided in Section 1.3(c) of this Agreement.

(b)
Health and Dental Insurance Continuation. Following an Involuntary Separation from Service without Cause or a Voluntary Separation from Service for Good Reason, the Executive will, as provided in Section 1.3(a)(iii) of this Agreement, be eligible to receive COBRA continuation coverage under the group health plan options, as applicable, at active associate rates if (i) the Executive is enrolled in a full-time group health plan option, as applicable, under the Health and Welfare Plan on the effective date of the Involuntary Separation from Service without Cause or Voluntary Separation from Service for Good Reason and the Corporation currently is paying a portion of the Executive’s premium for the group health plan coverage on the Executive’s behalf, and (ii) the Executive timely elects COBRA continuation coverage under the Health and Welfare Plan. If the Executive satisfies these prerequisites, the Corporation will allow the Executive to participate in COBRA (or equivalent) continuation coverage under the Health and Welfare Plan at active associate rates until the earlier of (i) the end of the month that coincides with or next follows the term of the Severance Period; and (ii) the end of the month prior to the month the Executive fails to timely make any required premium payment under the Health and Welfare Plan in connection with receiving COBRA continuation coverage under the Health and Welfare Plan or otherwise loses eligibility for COBRA continuation coverage or (iii) if Executive elects to participate in a third party’s group health plan.

(c)	Accelerated Vesting. On Executive’s Involuntary Separation from Service without Cause or a Voluntary Separation from Service for Good Reason, Executive shall:

(i)
with respect to any equity award that constitutes an Inducement Award, immediately vest in such Inducement Award, which will be provided in the applicable award notice or agreement evidencing the award;

(ii)
with respect to any award of deferred cash, stock options, stock appreciation rights, or time-based restricted stock or restricted units that are not Inducement Awards, immediately vest in a prorated amount or number of the deferred cash, stock options, stock appreciation rights, and/or time-based restricted stock or restricted stock units based on the Executive’s length of employment during the applicable vesting period or vest in such greater amount, if any, provided in the applicable award notice or agreement;

(iii)
with respect to any award of performance-based restricted stock or restricted stock unit awards, vest in a prorated number of such performance-based restricted stock or restricted stock units based on (x) Executive’s length of employment during the applicable vesting period, and (y) the attainment of the applicable performance goal as of the end of the performance period or vest in such greater amount, if any, provided in the applicable award notice or agreement; and

(iv)
with respect to any award of performance cash, vest in a prorated amount of such performance cash based on (x) Executive’s length of employment during the applicable vesting period, and (y) the attainment of the applicable performance goal as of the end of the performance period or vest in such greater amount, if any, provided in the applicable award notice or agreement.

Any proration under this Section 1.3(c) shall be determined by multiplying the applicable award or amount by a fraction, the numerator of which is the number of months from the first month of the applicable vesting period to the effective date of the termination of the Executive’s employment with the Corporation, inclusive, and the denominator of which is the total number of months in the vesting period or such more beneficial calculation, if any, provided in the applicable award notice or agreement.
1.4 Section 409A. To the extent applicable, it is intended that portions of this Agreement either comply with or be exempt from the provisions of Section 409A of the Code (as defined in Section 2 of this Agreement). Any provision of this Agreement that would cause this Agreement to fail to comply with or be exempt from Code Section 409A shall have no force and effect until such provision is either amended to comply with or be exempt from Code Section 409A (which amendment may be retroactive to the extent permitted by Code Section 409A and the Executive hereby agrees not to withhold consent unreasonably to any amendment requested by the Corporation for the purpose of either complying with or being exempt from Code Section 409A).

1.5 Enforcement and Forfeiture. Notwithstanding the foregoing provisions of this Section 1, in addition to any remedies to which the Corporation is entitled, any right of the Executive to receive termination payments and benefits under this Section 1 shall be forfeited to the extent of any amounts payable or benefits to be provided after a breach of any covenant set forth in Section 3 of this Agreement. On the Corporation’s becoming aware that the Executive has breached any covenant set forth in Section 3 of this Agreement, the Corporation shall suspend all future installment payments under Section 1.3(a) of this Agreement and may seek full recoupment of all amounts previously paid to the Executive under Section 1.3(a) this Agreement and reasonable attorneys’ fees and legal expenses incurred in obtaining such recoupment. The forfeiture or recoupment of any equity awards that are subject to covenants like those contained in Section 3 of this Agreement shall be governed by the terms of the applicable equity award agreement containing such covenants.

1.6 Non-Eligibility For Management Incentive Compensation Program benefits and Other Company Separation Pay Benefits. The benefits provided for herein are intended to be in lieu of, and not in addition to, benefits under the Management Incentive Compensation Program the Executive could earn with respect to any incentive compensation or bonus program in place for the fiscal year in which the Executive’s Involuntary Separation from Service without Cause or Voluntary Separation from Service for Good Reason occurs or any other separation pay benefits to which the Executive might be entitled, including those under the Corporation’s Separation Pay Plan, or any successor plan or program offered by the Corporation, which the Executive hereby waives. If the Executive receives benefits under the Corporation’s CIC Plan, in the event of Employment Termination (as defined in the CIC Plan), the covenants set forth in Section 3 hereof shall automatically terminate and, if the Executive receives all benefits to which the Executive is entitled under the CIC Plan, the Executive waives all benefits hereunder.

1.7 Corporation’s Right of Offset. If the Executive is at any time indebted to the Corporation, or otherwise obligated to pay money to the Corporation for any reason, to the extent exempt from or otherwise permitted by Code Section 409A and the Treasury Regulations thereunder, including Treasury Regulation 1.409A-3(j)(4)(xiii) or any successor thereto, the Corporation, at its election, may offset amounts otherwise payable to the Executive under this Agreement, including, but without limitation, Base Salary and incentive compensation payments, against any such indebtedness or amounts due from the Executive to the Corporation, to the extent permitted by law.

1.8 Mitigation. In the event of an Involuntary Separation from Service without Cause or Voluntary Separation from Service for Good Reason of the Executive, the Executive shall not be required to mitigate damages by seeking other employment or otherwise as a condition to receiving termination payments or benefits under this Agreement. No amounts earned by the Executive after the Executive’s Involuntary Separation from Service without Cause or Voluntary Separation from Service for Good Reason, whether from self-employment, as a common law employee, or otherwise, shall reduce the amount of any payment or benefit under any provision of this Agreement or otherwise.

1.9 Resignations. Except to the extent requested by the Corporation, upon termination of the Executive’s service with the Corporation for any reason, the Executive shall immediately resign all positions and directorships with the Corporation and each of its subsidiaries and affiliates.

2.	Certain Definitions.

As used in this Agreement, the following terms shall have the following meanings:

2.1
“Base Salary” shall mean the Executive’s annual base salary as in effect on the effective date of the termination of the Executive’s employment with the Corporation not taking into account any reductions of Base Salary that would constitute Good Reason under this Agreement.

2.2
“Cause” shall mean (a) an intentional act of fraud, embezzlement, theft or any other material violation of law that occurs during or in the course of Executive’s employment with the Corporation; (b) intentional damage to the Corporation’s assets; (c) intentional disclosure of the Corporation’s confidential information contrary to Corporation’s policies; (d) material breach of Executive’s obligations under this Agreement; (e) intentional engagement in any competitive activity which would constitute a breach of Executive’s duty of loyalty or of Executive’s obligations under this Agreement; (f) willful and continued failure to substantially perform Executive’s duties for the Corporation (other than as a result of incapacity due to physical or mental illness); provided, however, that termination for Cause based on clause (f) shall not be effective unless the Executive shall have written notice from the Board of Directors of J. C. Penney Company, Inc. (the “Board”) (which notice shall include a description of the reasons and circumstances giving rise to such notice) not less than 30 days prior to the Executive’s termination and the Executive has failed after receipt of such notice to satisfactorily discharge the Executive’s duties; or (g) intentional material breach of any of Corporation’s policies, willful conduct or gross negligence by Executive that is in either case demonstrably and materially injurious to Corporation, monetarily or otherwise. Failure to meet performance standards or objectives, by itself, does not constitute “Cause.” “Cause” includes any of the above grounds for dismissal if the Corporation learns of such grounds before the Executive’s Separation from Service and terminates the Executive for

Cause or the Corporation learns of such grounds within 120 days after the Executive’s Separation of Service and notifies the Executive of its intention to effect a termination for Cause within such 120-day period. For purposes hereof, an act, or a failure to act, shall not be deemed “intentional” unless it is done, or omitted to be done, by the Executive in bad faith or without a reasonable belief that the Executive’s action or omission was in the best interest of the Corporation. Executive shall not be terminated for “Cause” in the absence of a vote of a majority of the Board after an opportunity to be heard before the Board with counsel, such opportunity to be available to the Executive for a period of 24 hours following executive’s receipt of the notice of the Board’s intent to vote on whether Executive should be terminated for “Cause.”

2.3	"CIC Plan” shall mean the Corporation’s Change in Control Plan, to which Executive is a participant at the time of termination of employment.

2.4
“Code” shall mean the Internal Revenue Code of 1986, as amended, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury or the Internal Revenue Service with respect thereto.

2.5	“Compensation Payments” shall mean:

a.	any accrued and unpaid Base Salary (as defined in Section 2 of this Agreement); and

b.
payout of any vacation days to which the Executive was entitled on the effective date of the termination of the Executive’s employment with the Corporation under the terms of the MTO Policy to which Executive is a participant at the time of termination of employment.

2.6	“Competing Business” shall have the meaning ascribed thereto in Section 3.4 of this Agreement.

2.7	“Good Reason” shall mean:

a.	a decrease in the Executive’s Base Salary or target annual incentive award opportunity as in effect immediately prior to such reduction;

b.
a demotion of the Executive or a reduction or adverse change in the Executive’s authority or responsibility or duties (other than due to a change in the scope of Company’s business), except in each case in connection with the Executive’s Involuntary Separation from Service for Cause or Permanent Disability or as a result of Executive’s death, or temporarily as a result of Executive’s illness or other Corporation approved absence;

c.	the Executive no longer reporting directly and exclusively to the Board;

d.
the Corporation or any of its subsidiaries or affiliates requiring the Executive to change the principal location at which the Executive must perform services to a location that is more than 50 miles from 6501 Legacy Drive, Plano, Texas 75024 after the Executive’s date of hire;

e.
the Corporation’s or any of its subsidiaries’ or affiliates’ failure to nominate the Executive for election to the Board, except in connection with the Executive’s Involuntary Separation from Service for Cause or Permanent Disability or as a result of Executive’s death, or temporarily as a result of the Executive’s illness or other Corporation approved absence;

f.
a material breach by the Corporation or any of its subsidiaries or affiliates or any of their successors of this Agreement or the Executive’s offer letter from J. C. Penney Company, Inc. dated as of the date hereof (the “Offer Letter”) or the failure of the Corporation to require a successor to expressly assume this Agreement or the Offer Letter; or

g.
failure to make any material payments to the Executive when due, other than as required by applicable law or regulation or due to a mistake that is corrected as soon as practicable, but in any event within 30 days after discovery of the failure to make the material payment to the Executive.

In order to constitute “Good Reason” the Executive must provide notice to the Corporation of the existence of the condition described above within 90 days of the Executive knowing of the condition, where upon the Corporation will have 30 days, following the notice of the condition by the Executive, during which it may remedy the condition and not be required to pay any amount owed under this Agreement. Any Separation from Service as a result of a Good Reason condition must occur within 180 days of the Executive giving notice of the condition that constitutes “Good Reason” in order for benefits to be due under this Agreement.

2.8
“Inducement Award” shall mean an equity or cash award granted to Executive in consideration of Executive’s (i) employment with the Corporation and (ii) forfeiture of equity awards granted by a former employer, including, for the avoidance of doubt, the Cash Inducement Award and Equity Inducement Award described in the Offer Letter.

2.9
"Involuntary Separation from Service” shall mean Separation from Service due to the independent exercise of the unilateral authority of the Service Recipient to terminate the Executive’s services, other than due to the Executive’s implicit or explicit request, where the Executive was willing and able to continue performing services, within the meaning of Code Section 409A and Treasury Regulation 1.409A-1(n)(1) or any successor thereto.

2.10
“Management Incentive Compensation Program” shall mean the Amended and Restated Management Incentive Compensation Program approved by shareholders of J. C. Penney Company, Inc. on May 19, 2017, as such may be amended from time to time, or any successor plan or program that replaces the Management Incentive Compensation Program or if there is no such plan, the annual bonus program applicable to the Executive at the relevant time.

2.11	“MTO Policy” shall mean the Corporation’s My Time Off Policy, to which the Executive is a participant at the time of termination of employment.

2.12
“Permanent Disability” means the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, within the meaning of Code Section 409A and Treasury Regulation 1.409A-3(i)(4)(i)(A) or any successor thereto. A determination of Permanent Disability, for purposes of payment under this Agreement, will be made by the Corporation’s disability insurance plan administrator or insurer.

2.13	“Proprietary Information” shall have the meaning ascribed thereto in Section 3 of this Agreement.

2.14
“Prorated Bonus” shall mean the target annual incentive (at $1.00 per unit, to the extent then applicable to the plan and the then-current value of a unit) under the Corporation’s Management Incentive Compensation Program for the fiscal year in which the date of death or the determination of Permanent Disability occurs, prorated for the actual period of service for that fiscal year.

2.15
“Separation from Service” within the meaning of Code Section 409A and Treasury Regulation 1.409A-1(h) or any successor thereto, shall mean the date an Executive retires, dies or otherwise has a termination of employment with the Service Recipient. In accordance with Treasury Regulation 1.409A-1(h) or any successor thereto, if an Executive is on a period of leave that exceeds six months and the Executive does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period, and also, an Executive is presumed to have separated from service where the level of bona fide services performed (whether as an employee or an independent contractor) decreases to a level equal to 20 percent or less of the average level of services performed (whether as an employee or an independent contractor) by the Executive during the immediately preceding 36-month period (or the full period of service to the Service Recipient if the employee has been providing services for less than the 36-month period).

2.16
“Separation Pay Plan” means the J. C. Penney Corporation, Inc. Separation Pay Plan as such plan may be amended from time to time, including any successor plan or program that replaces the Separation Pay Plan.

2.17
“Service Recipient” shall mean the person, within the meaning of Treasury Regulation 1.409A-1(g) or any successor thereto, for whom the services are performed and with respect to whom the legally binding right to compensation arises, and all persons with whom such person would be considered a single employer under Code Section 414(b) (employees of controlled group of corporations), and all persons with whom such person would be considered a single employer under Code Section 414(c) (employees of partnerships, proprietorships, etc., under common control), using the “at least 50 percent” ownership standard, within the meaning of Code Section 409A and Treasury Regulation 1.409A-1(h)(3) or any successor thereto.

2.18
“Severance Bonus” shall mean the actual incentive compensation payable to the Executive under the terms of the Management Incentive Compensation Program for the fiscal year in which the Executive experiences an Involuntary Separation from Service without Cause or a Voluntary Separation from Service for Good Reason, prorated for the Executive’s actual period of service for the fiscal year, less any amounts previously paid to the Executive under the incentive compensation program for that fiscal year. If the incentive compensation formula under the Management Incentive Compensation Program for the fiscal year in which such Involuntary Separation from Service without Cause or a Voluntary Separation from Service for Good Reason occurs includes an individual performance component/goal, for purposes of calculating the actual incentive compensation payable to the Executive for that fiscal year the portion of the incentive compensation attributable to the achievement of the individual performance component/goal will be determined at target for that fiscal year.

2.20	“Severance Period” shall mean the 24-month period immediately following the effective date of the termination of the Executive’s employment with the Corporation.

2.21	“Voluntary Separation from Service” shall mean a Separation from Service other than as a result of the Executive’s death, Permanent Disability or an Involuntary Separation from Service.

3.
Covenants and Representations of the Executive. The Executive hereby acknowledges that the Executive’s duties to the Corporation require access to and creation of the Corporation’s confidential or proprietary information and trade secrets (collectively, the “Proprietary Information”). The Proprietary Information has been and will continue to be developed by the Corporation and its subsidiaries and affiliates at substantial cost and constitutes valuable and unique property of the Corporation. The Executive further acknowledges that due to the nature of the Executive’s position, the Executive will have access to Proprietary Information affecting plans and operations in every location in which the Corporation (and its subsidiaries and affiliates) does business or plans to do business throughout the world, and the Executive’s decisions and recommendations on behalf of the Corporation may affect its operations throughout the world. Accordingly, the Executive acknowledges that the foregoing makes it reasonably necessary for the protection of the Corporation’s business interests that the Executive agrees to the following covenants in connection with the Executive’s Involuntary Separation from Service without Cause and receipt of benefits under this Agreement or the Executive’s Voluntary Separation from Service:

3.1
Confidentiality. The Executive hereby covenants and agrees that the Executive shall not, without the prior written consent of the Corporation, during the Executive’s employment with the Corporation or at any time thereafter disclose to any person not employed by the Corporation, or use in connection with engaging in competition with the Corporation, any Proprietary Information of the Corporation.

(a)
It is expressly understood and agreed that the Corporation’s Proprietary Information is all nonpublic information relating to the Corporation’s business, including but not limited to information, plans and strategies regarding suppliers, pricing, marketing, customers, hiring and terminations, employee performance and evaluations, internal reviews and investigations, short term and long range plans, acquisitions and divestitures, advertising, information systems, sales objectives and performance, as well as any other nonpublic information, the nondisclosure of which may provide a competitive or economic advantage to the Corporation. Proprietary Information shall not be deemed to have become public for purposes of this Agreement where it has been disclosed or made public by or through anyone acting in violation of a contractual, ethical or legal responsibility to maintain its confidentiality.

(b)
In the event the Executive receives a subpoena, court order or other summons that may require the Executive to disclose Proprietary Information, on pain of civil or criminal penalty, the Executive will promptly give notice to the Corporation (to the extent legally permissible) of the subpoena or summons and provide the Corporation an opportunity to appear at the Corporation’s expense and challenge the disclosure of its Proprietary Information, and the Executive shall provide reasonable cooperation (at the Corporation’s expense) to the Corporation for purposes of affording the Corporation the opportunity to prevent the disclosure of the Corporation’s Proprietary Information.

(c)
Nothing in this Agreement shall restrict the Executive from, directly or indirectly, initiating communications with or responding to any inquiry from, or providing testimony before, the Securities and Exchange Commission (“SEC”), Financial Industries Regulatory Authority (“FINRA”), or any other self-regulatory organization or state or federal regulatory authority.

3.2
Nonsolicitation of Employees. The Executive hereby covenants and agrees that during the Executive’s employment with the Corporation and, in the event the Executive has a Voluntary Separation from Service or will receive or has received the severance benefits provided for in Section 1.3 of this Agreement, for the Severance Period, the Executive shall not, without the prior written consent of the Corporation, on the Executive’s own behalf or on the behalf of any person, firm or company, directly or indirectly, attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any of the employees of the Corporation (or any of its subsidiaries or affiliates) to give up his or her employment with the Corporation (or any of its subsidiaries or affiliates), and the Executive shall not directly or indirectly solicit or hire employees of the Corporation (or any of its subsidiaries or affiliates) for employment with any other employer, without regard to whether that employer is a Competing Business, as defined in Section 3.4(b) of this Agreement.

3.3
Noninterference with Business Relations. The Executive hereby covenants and agrees that during the Executive’s employment with the Corporation and, in the event the Executive has a Voluntary Separation from Service or will receive or has received the severance benefits provided for in Section 1.3 of this Agreement, for the Severance Period, the Executive shall not, without the prior written consent of the Corporation, on the Executive’s own behalf or on the behalf of any person, firm or company, directly or indirectly, attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any person, firm or company to cease doing business with, reduce its business with, or decline to commence a business relationship with, the Corporation (or any of its subsidiaries or affiliates).

3.4	Noncompetition.

(a)
The Executive covenants that during the Executive’s employment with the Corporation and, in the event the Executive has a Voluntary Separation from Service, for the twelve-month period immediately following the effective date of the termination of the Executive’s employment with the Corporation or, in the event the Executive will receive or has received the severance benefits provided for in Section 1.3 of this Agreement, for the Severance Period, the Executive will not, except as otherwise provided for in this Section 3.4, undertake any work for a Competing Business, as defined in Section 3.4(b) of this Agreement. Notwithstanding the foregoing, the Executive shall not violate this provision by (i) being a passive owner of less than 1/10 of 1% of the equity interests of (x) any entity which is publicly traded or (y) through a hedge fund or private equity fund (or similar investment vehicle), any privately-held entity, or (ii) providing services to a subsidiary, division or unit of any entity which maintains a Competing Business so long as the Executive does not (a) provide services to the subsidiary, division or unit of such entity that is engaged in the Competing Business, or (b) have substantive business communication with, influence over, or control of the subsidiary, division or unit of such entity that is engaged in the Competing Business.

(b)	As used in this Agreement, the term “Competing Business” shall:

(i)
specifically include, but not be limited to, Amazon.com, Inc., Burlington Stores, Inc., Kohl’s Corporation, Lowe’s Companies, Inc., Macy’s, Inc., Target Corporation, The TJX Companies, Inc., Ross Stores, Inc., Walmart Inc., and any of their respective subsidiaries (including any of their successors), or

(ii)
mean any business (A) that, at any time during the Severance Period, competes directly with the Corporation through the retail sale of merchandise or services of the types sold by the Corporation in the United States or another country or commonwealth in which the Corporation, including its divisions and licensees, operates, and (B) where the Executive performs services, whether paid or unpaid, in any capacity, including as an officer, director, owner, consultant, employee, agent, or representative, where such services involve the performance of (x) substantially similar duties or oversight responsibilities as those performed by the Executive at any time during the 12-month period preceding the effective date of the Executive’s termination of employment with the Corporation for any reason, or (y) greater duties or responsibilities that include such substantially similar duties or oversight responsibilities as those referred to in (x); or

(iii)	any business that provides buying office or sourcing services to any business of the types referred to in this Section 3.4(b).

(c)
For purposes of this Section 3, the restrictions on working for a Competing Business shall include working at any location within the United States or Puerto Rico. Executive acknowledges that the Corporation is a national retailer with operations throughout the United States and Puerto Rico and that the duties and responsibilities that the Executive performs, or will perform, for the Corporation directly impact the Corporation’s ability to compete with a Competing Business in a nationwide marketplace. Executive further acknowledges that Executive has, or will have, access to sensitive and confidential information of the Corporation that relates to the Corporation’s ability to compete in a nationwide marketplace.

3.5
Non-Disparagement. The Executive covenants that the Executive will not make any statement or representation, oral or written, that materially and adversely affects the reputation, image, goodwill or commercial interests of the Corporation. The Corporation agrees that in the event of a Separation from Service, the members of the Board and executive management (defined as Executive’s direct reports at the time of termination) will be informed of their obligation not to make any statement or representation, oral or written, that materially and adversely affects the reputation, image or goodwill of the Executive. This provision will be construed as broadly as state or federal law permits, but no more broadly than permitted by state or federal law. This provision is not intended to and does not prohibit any person from participating in a governmental investigation concerning the Corporation, or providing truthful testimony in any lawsuit, arbitration, mediation, negotiation or other matter.

3.6
Injunctive Relief. If the Executive shall breach any of the covenants contained in this Section 3, the Corporation shall have no further obligation to make any payment to the Executive pursuant to this Agreement and may recover from the Executive all such damages as it may be entitled to under the terms of this Agreement, and other agreement between the Corporation and the Executive, at law, or in equity. In addition, the Executive acknowledges that any such breach is likely to result in immediate and irreparable harm to the Corporation for which money damages are likely to be inadequate. Accordingly, the Executive consents to injunctive and other appropriate equitable relief without the necessity of bond in excess of $500.00 upon the institution of proceedings therefor by the Corporation in order to protect the Corporation’s rights hereunder.

4.
Employment-at-Will. Notwithstanding any provision in this Agreement to the contrary, the Executive hereby acknowledges and agrees that the Executive’s employment with the Corporation is for an unspecified duration and constitutes “at-will” employment, and the Executive further acknowledges and agrees that this employment relationship may be terminated at any time, with or without Cause or for any or no Cause, at the option either of the Corporation or the Executive.

5.	Miscellaneous Provisions.

5.1
Execution and Delivery of this Agreement. You will have 90 days following the later of (i) your effective date of employment, or (ii) the date you receive a copy of this Agreement, either physically or electronically, to execute and return this Agreement evidencing your acceptance of its terms and your agreement to be bound by the restrictive covenants under Section 3 of this Agreement in connection with your Voluntary Separation from Service or your Involuntary Separation from Service without Cause in order to receive the benefits under this Agreement in connection with your Involuntary Separation from Service without Cause or Voluntary Separation from Service for Good Reason. Failure to timely deliver an executed version of this Agreement within the timeframe provided in this Section 5.1 shall be evidence of your waiver of the benefits under this Agreement.

5.2
Dispute Resolution. Any dispute between the parties under this Agreement shall be resolved (except as provided below) through informal binding mandatory arbitration by an arbitrator selected under the rules of the American Arbitration Association for arbitration of employment disputes (located in the city in which the Corporation’s principal executive offices are based) and the arbitration shall be conducted in that location under the rules of said Association. Each party shall be entitled to present evidence and argument to the arbitrator. The arbitrator shall have the right only to interpret and apply the provisions of this Agreement and may not change any of its provisions, except as expressly provided in Section 3.4 of this Agreement and only in the event the Corporation has not brought an action in a court of competent jurisdiction to enforce the covenants in Section 3 of this Agreement. The arbitrator shall permit reasonable pre-hearing discovery of facts, to the extent necessary to establish a claim or a defense to a claim, subject to supervision by the arbitrator. The determination of the arbitrator shall be conclusive and binding upon the parties and judgment upon the same may be entered in any court having jurisdiction thereof. The arbitrator shall give written notice to the parties stating the arbitrator’s determination, and shall furnish to each party a signed copy of such determination. The expenses of arbitration shall be borne equally by the Corporation and the Executive or as the arbitrator equitably determines consistent with the application of state or federal law; provided, however, that the Executive’s share of such expenses shall not exceed the maximum permitted by law. To the extent applicable, in accordance with Code Section 409A and Treasury Regulation 1.409A-3(i)(1)(iv)(A) or any successor thereto, any payments or reimbursement of arbitration expenses which the Corporation is required to make under the foregoing provision shall meet the requirements below. The Corporation shall reimburse the Executive for any such expenses, promptly upon delivery of reasonable documentation, provided, however, that all invoices for reimbursement of expenses must be submitted to the Corporation and paid in a lump sum payment by the end of the calendar year following the calendar year in which the expense was incurred. All expenses must be incurred within a 20-year period following the Separation from Service. The amount of expenses paid or eligible for reimbursement in one year under this Section 5.1 shall not affect the expenses paid or eligible for reimbursement in any other taxable year. The right to payment or reimbursement under this Section 5.1 shall not be subject to liquidation or exchange for another benefit.

Any arbitration or action pursuant to this Section 5.1 shall be governed by and construed in accordance with the substantive laws of the State of Texas and, where applicable, federal law, without giving effect to the principles of conflict of laws of such State. The mandatory arbitration provisions of this Section 5.1 shall supersede in their entirety the J. C. Penney Alternative, a dispute resolution program generally applicable to employment terminations, any existing Binding Mandatory Arbitration Agreement between the Executive and the Corporation, and the JCPenney Rules of Employment Arbitration, in the limited context of claims regarding the enforcement of this Agreement. Any other claims shall be resolved by J. C. Penney Alternative, a dispute resolution program generally applicable to employment terminations, any existing Binding Mandatory Arbitration Agreement between Executive and the Corporation, and the JCPenney Rules of Employment Arbitration. Executive explicitly waives, and may not litigate, any multi-party claims or claims available in multi-party litigation, such as class actions.

Notwithstanding the foregoing, the Corporation shall not be required to seek or participate in arbitration regarding any actual or threatened breach of the Executive’s covenants in Section 3 of this Agreement, but may pursue its remedies, including temporary or permanent injunctive relief, for such breach in a court of competent jurisdiction in the city in which the Corporation’s principal executive offices are based, or in the sole discretion of the Corporation, in a court of competent jurisdiction where the Executive has committed or is threatening to commit a breach of the Executive’s covenants, and no arbitrator may make any ruling inconsistent with the findings or rulings of such court.

5.3
Binding on Successors; Assignment. This Agreement shall be binding upon and inure to the benefit of the Executive, the Corporation and each of their respective successors, assigns, personal and legal representatives, executors, administrators, heirs, distributees, devisees and legatees, as applicable; provided however, that neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by the Executive (except by will or by operation of the laws of intestate succession) or by the Corporation except that the Corporation may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Corporation, if such successor expressly agrees to assume the obligations of the Corporation hereunder.

5.4
Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive law of the State of Texas and federal law, without regard to conflicts of law principles, except as expressly provided herein. In the event the Corporation exercises its discretion under Section 5.1 of this Agreement to bring an action to enforce the covenants contained in Section 3 of this Agreement in a court of competent jurisdiction where the Executive has breached or threatened to breach such covenants, and in no other event, the parties agree that the court may apply the law of the jurisdiction in which such action is pending in order to enforce the covenants to the fullest extent permissible.

5.5
Severability. Any provision of this Agreement that is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective, to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal or unenforceable in any other jurisdiction. If any covenant in Section 3 of this Agreement should be deemed invalid, illegal or unenforceable because its time, geographical area or restricted activity, is considered excessive, such covenant shall be modified to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

5.6
Notices. For all purposes of this Agreement, all communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid or three business days after having been sent by a nationally recognized overnight courier service, addressed to the Corporation at its principal executive office, c/o the Corporation’s General Counsel, and to the Executive at the Executive’s principal residence (with a copy to Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022, Attention: Linda E. Rappaport, Esq. and Gillian Emmett Moldowan, Esq.), or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of change of address shall be effective only upon receipt.

5.7	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

5.8
Entire Agreement. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the Executive’s employment by the Corporation and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceedings to vary the terms of this Agreement. For the avoidance of doubt, this Agreement does not supersede the Offer Letter or the terms of any plans or program expressly referenced herein.

5.9
Amendments; Waivers. This Agreement may not be modified, amended or terminated except by an instrument in writing, approved by the Corporation and signed by the Executive and the Corporation. Failure on the part of either party to complain of any action or omission, breach or default on the part of the other party, no matter how long the same may continue, shall never be deemed to be a waiver of any rights or remedies hereunder, at law or in equity. The Executive or the Corporation may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform only through an executed writing; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.

5.10
No Inconsistent Actions. The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action that is inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

5.11
Headings, Section References, Recitations, Interpretation. The headings used in this Agreement are intended for convenience or reference only and shall not in any manner amplify, limit, modify or otherwise be used in the construction or interpretation of any provision of this Agreement. All section references are to sections of this Agreement, unless otherwise noted. The Recitations contained at the beginning of this Agreement are intended to be a part of this Agreement. All references to laws and regulations are to such laws and regulations as amended or replaced.

5.12
Beneficiaries. The Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive’s death, and may change such election, in either case by giving the Corporation written notice thereof in accordance with Section 5.5 of this Agreement. In the event of the Executive’s death or a judicial determination of the Executive’s incompetence, reference in this Agreement to the “Executive” shall be deemed, where appropriate, to be the Executive’s beneficiary, estate or other legal representative.

5.13	Withholding. The Corporation shall be entitled to withhold from payment any amount of withholding required by law.

5.14
Installments. For purposes of applying Code Section 409A to this Agreement, each separately identified amount the Executive is entitled to receive under this Agreement shall be treated as a separate payment. In addition, to the extent permitted under Code Section 409A, the right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments, and accordingly, each installment payment shall at all times be considered a separate and distinct payment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

J. C. PENNEY CORPORATION, INC.

/s/ Brynn Evanson
By: Brynn Evanson
Title: EVP, Human Resources

Jill Soltau
/s/ Jill Soltau

[SIGNATURE PAGE TO THE EXECUTIVE TERMINATION PAY AGREEMENT]